Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in ARM Holdings plc’s Annual Report on Form 20-F for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, United Kingdom

April 28, 2016